EXHIBIT 23 — INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

American Axle & Manufacturing Holdings, Inc.

      We consent to the incorporation by reference in Registration Statements Nos. 333-41976 and 333-70466 on Form S-8 and Nos. 333-102346 and 333-83946 on Form S-3 of American Axle & Manufacturing Holdings, Inc. (“AAM”) of our reports dated January 22, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to AAM’s change in method of accounting for goodwill in 2002) appearing and incorporated by reference in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 21, 2003

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